Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:	Corporation:	Investors and Media:
	Photon Dynamics	Guerrant Associates
	Maureen Lamb	Laura Guerrant
	(408) 360-3581	(808) 882-1467
	investor@photondynamics.com	lguerrant@guerrantir.com
PHOTON DYNAMICS REPORTS RECORD BOOKINGS OF $55.8 MILLION AND FIRST QUARTER FISCAL 2006
EARNINGS PER SHARE OF $0.20 ($0.26 EXCLUDING STOCK-BASED EMPLOYEE COMPENSATION OF $0.06) ON
REVENUE OF $41.6 MILLION
San Jose, Calif., January 26, 2006 — Photon Dynamics, Inc. (NASDAQ: PHTN), a leading global supplier of integrated yield management solutions for the flat panel display market, today reported financial results for the first quarter of fiscal year 2006, ended December 31, 2005.
Revenue for the first quarter of fiscal 2006 was $41.6 million, a sequential increase of 68 percent from the $24.8 million reported in the fourth quarter of fiscal 2005 and a year-over-year increase of 14 percent compared to the $36.6 million reported for the same quarter a year ago.
Net income for the first quarter was $3.4 million or $0.20 per diluted share, compared to a net loss for the prior quarter of $5.9 million, or ($0.35) loss per share, and compared to net income of $0.5 million, or $0.03 per diluted share, for the same quarter in the year ago period.
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5970 Optical Court, San Jose, CA 95138	PHONE 408 226 9900	FAX 408 226 9910

PDI Reports Q1 2006 Earnings	Page 2
The results include the impact from SFAS 123R which the company adopted in the first quarter of fiscal 2006. The company included stock-based employee compensation expense of approximately $1.0 million, or $0.06 per diluted share, in its costs of revenue and operating expenses during the first quarter of fiscal 2006. Excluding stock-based employee compensation expense, net income would have been $4.3 million and earnings per diluted share would have been $0.26 for the first quarter of fiscal 2006.
Bookings for the first quarter of fiscal 2006 were $55.8 million, and the company posted a backlog of $115 million at the end of the first quarter of fiscal 2006. The company noted that bookings and backlog are not necessarily indicative of future revenue and that historically, bookings have fluctuated on a quarter-to-quarter basis. This trend may continue in the future.
Income from continuing operations for the first quarter of fiscal 2006 was $4.0 million or $0.24 per diluted share, as compared to a loss from continuing operations of $5.9 million or ($0.35) per share for the fourth quarter of fiscal 2005, and income from continuing operations of $0.5 million, or $0.03 per diluted share for the first quarter of fiscal 2005.
Photon Dynamics’ financial position remained strong with cash, cash equivalents and marketable securities of $92.7 million. During the quarter, both inventory and accounts payable decreased, while accounts receivable increased slightly to $28.4 million.
The improvement in gross margin from 38.5% to 46.2% from the fourth quarter of fiscal 2005 to the first quarter of fiscal 2006 was due primarily to improved overhead absorption, a favorable warranty adjustment, and a favorable product mix. The company’s product mix for the quarter was 75% in its tester products, which exceeds the company’s long-term expectation of 60% to 65%. Product mix can vary significantly on a quarter-to-quarter basis resulting in gross margin fluctuations.
“We are very pleased with the results of the quarter, in particular with respect to bookings, revenue and margins,” commented Jeffrey Hawthorne, CEO and President. “Our bookings results continue to validate our market leadership in yield management for flat panel manufacturing. Bookings were strong across all segments of our business. During the first quarter, we began to reap the benefits of the cost control and operational
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PDI Reports Q1 2006 Earnings	Page 3
and quality improvement efforts that we have implemented. In addition, we are seeing a decline in our warranty costs related to the increased reliability and serviceability of our tools.”
Mr. Hawthorne continued, “While our business remains cyclical, estimates for end-user demand for flat panels continue to increase, with year-over-year demand almost doubling from 2004 to 2005. Our outlook for 2006 also has strengthened and we continue to focus on improving execution to optimize our bottom line.”
Company Projections for Fiscal Year 2006 Second Quarter
The company estimates revenue for the second quarter of fiscal 2006 to be between $46 and $50 million, and net income per diluted share to be between $0.01 and $0.10, including the impact of SFAS 123R, which at this time the company projects to be approximately $0.06 per diluted share.
Information Regarding Non-GAAP Financial Measures
Photon Dynamics provides non-GAAP net income and non-GAAP earnings per share data as additional information for its operating results. These measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. Photon Dynamics’ non-GAAP net income and non-GAAP earnings per share exclude the effect of SFAS 123R, restructuring charge, amortization of intangible assets, and loss from discontinued operations. Because SFAS 123R is a material, non-cash item and this is the first quarter it has been included in GAAP net income, we have also provided non-GAAP information excluding only the impact of SFAS 123R to provide more comparability with prior periods. Management excludes the effect of SFAS 123R and other charges as indicated, because management does not believe that these charges are directly applicable to the core operating performance of Photon Dynamics. As a result, management excludes the effect of these charges for budgeting purposes, as well as for analyzing the underlying performance of Photon Dynamics. Management believes that although GAAP measures are important for investors to understand, providing investors with certain non-GAAP measures provide investors additional important information to enable them to assess, in the way that management assesses, both the current and future operations of Photon Dynamics.

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PDI Reports Q1 2006 Earnings	Page 4
Earnings Conference Call
The company will host a quarterly conference call today at 4:30 pm EST. To access the conference call in the U.S. or Canada, dial (866) 244-4637. For all international calls, dial (703) 639-1179. Both numbers will use confirmation code 838129.
A digital replay will be available on Photon Dynamics’ website at www.photondynamics.com under ‘presentation/conference call’ in the ‘investors’ section of the website two hours after the conclusion of the conference until such time as Photon Dynamics issues a press release announcing its second quarter fiscal 2006 financial results.
A replay will also be available by phone call two hours after the conclusion of the conference from January 26 to February 9, 2006. You may access the telephone replay by dialing (703) 925-2533 or (888) 266-2081 and entering confirmation code 838129.
About Photon Dynamics, Inc.
Photon Dynamics, Inc. is a leading global supplier of integrated yield management solutions for the flat panel display market. Photon Dynamics develops systems that enable manufacturers to collect and analyze data from the production line, and quickly diagnose and repair process-related defects, thereby allowing manufacturers to decrease material costs and improve throughput. Founded in 1986, Photon Dynamics is headquartered in San Jose, California with sales and customer support offices in Beijing, China; Seoul, Daejeon, Gumi, and Cheonan, Korea; Hsinchu, Tainan, and Taichung, Taiwan; and Tokyo and Tsu, Japan. For more information about Photon Dynamics, visit its Web site at www.photondynamics.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
The statements in this press release relating to Photon Dynamics’ estimated financial results for the second quarter of fiscal 2006 and end user demand strengthening in fiscal 2006 are forward-looking statements. These forward-looking statements are based on current expectations on the date of this press release and involve a number of uncertainties and risks. These uncertainties and risks include, but are not limited to: the

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PDI Reports Q1 2006 Earnings	Page 5
current economic uncertainty, which may cause consumers to purchase products containing flat panel displays at a rate lower than Photon Dynamics and its customers expect, and therefore that could lead Photon Dynamics’ customers to reduce investments in Photon Dynamics’ products below that which Photon Dynamics projects until the markets become more certain; current economic conditions may cause an increase in competitive pricing pressures; and the risk of the introduction of competing products having technological and/or pricing advantages, which would reduce the demand for Photon Dynamics’ products. As a result, Photon Dynamics’ actual results and end user demand may differ substantially from expectations. For further information on risks affecting Photon Dynamics, refer to the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the caption “ Factors Affecting Operating Results” in Photon Dynamics’ Annual Report on Form 10-K as filed on December 14, 2005 with the Securities and Exchange Commission. Photon Dynamics undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

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PDI Reports Q1 2006 Earnings	Page 6
PHOTON DYNAMICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	September 30,
	2005	2005
ASSETS
Current assets:
Cash and cash equivalents	$20,376	$20,288
Short-term investments	72,347	72,738
Accounts receivable, net	28,361	27,067
Inventories	31,392	32,545
Other current assets	3,252	3,932

Total current assets	155,728	156,570
Land, property and equipment, net	18,116	19,366
Other assets	5,172	4,390
Intangible assets, net	2,833	3,205
Goodwill	153	153

Total assets	$182,002	$183,684

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,413	$13,005
Warranty	3,898	5,346
Other current liabilities	14,093	8,618
Deferred gross margin	6,251	13,113

Total current liabilities	33,655	40,082
Other liabilities	973	1,008
Commitments and contingencies	—	—
Shareholders’ equity:
Common stock, no par value	289,153	287,765
Accumulated deficit	(142,126)	(145,489)
Accumulated other comprehensive income	347	318

Total shareholders’ equity	147,374	142,594

Total liabilities and shareholders’ equity	$182,002	$183,684

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PDI Reports Q1 2006 Earnings	Page 7
PHOTON DYNAMICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	Three Months Ended
	December 31,
	2005	2004
Revenue	$41,633	$36,639
Cost of revenue	22,382	22,781

Gross margin	19,251	13,858
Operating expenses:
Research and development	8,071	9,470
Selling, general and administrative	6,845	4,684
Restructuring charge	62	—
Gain on sale of fixed assets	6	—
Amortization of intangible assets	372	397

Total operating expenses	15,356	14,551

Income (loss) from operations	3,895	(693)
Interest income and other, net	500	1,255

Income from continuing operations before income taxes and discontinued operations	4,395	562
Provision for income taxes	352	39

Income from continuing operations before discontinued operations	4,043	523
Loss from discontinued operations	(680)	(6)

Net income	$3,363	$517

Income per share from continuing operations:
Basic	$0.24	$0.03

Diluted	$0.24	$0.03

Loss per share from discontinued operations:
Basic	$(0.04)	$(0.00)

Diluted	$(0.04)	$(0.00)

Net income per share:
Basic	$0.20	$0.03

Diluted	$0.20	$0.03

Weighted average number of shares:
Basic	16,946	16,872

Diluted	17,047	17,009

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PDI Reports Q1 2006 Earnings	Page 8
PHOTON DYNAMICS, INC.
Reconciliation of GAAP to Non-GAAP Results
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30,
	2005	2004
Non-GAAP Net Income

GAAP net income	$3,363	$517
Stock-based employee compensation expense	985	—
Restructuring charge	62	—
Amortization of intangible assets	372	397
Loss from discontinued operations	687	6
Income tax effect of non-GAAP adjustments	(10)	—

Non-GAAP net income	$5,459	$920

Non-GAAP Diluted Net Income Per Share

GAAP net income per share — diluted	$0.20	$0.03
Stock-based employee compensation expense	0.06	—
Restructuring charge	0.00	—
Amortization of intangible assets	0.02	0.02
Loss from discontinued operations	0.04	0.00
Income tax effect of non-GAAP adjustments	(0.00)	—

Non-GAAP net income — diluted	$0.32	$0.05

Shares used in diluted shares calculation	17,047	17,009

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